Baldwin & Lyons, Inc.
Protective Insurance Company
Sagamore Insurance Company
B & L Insurance, Ltd. (Bermuda)

1099 North Meridian Street
Indianapolis, IN 46204
(317) 636-9800

Subj:Baldwin & Lyons, Inc.	February 2, 2012
Unaudited Fourth Quarter Financial Statements	Press Contact: G. Patrick Corydon
(317) 636-9800
corydon@baldwinandlyons.com

BALDWIN & LYONS ANNOUNCES RESULTS FOR QUARTER AND TWELVE MONTHS

Indianapolis, Indiana, February 2, 2012—Baldwin & Lyons, Inc. (NASDAQ: BWINA, BWINB) today announced after tax operating income, defined as net gain before investment gains and losses, of $3.5 million, or $.24 per share, for the fourth quarter of 2011.  This result compares to after tax operating income of $6.4 million, or $.43 per share, for the fourth quarter of 2010.  The lower operating income in 2011 was attributable to approximately $5.0 million in after tax losses sustained in connection with flooding in Thailand that began in October and continued into January, 2012.  Net investment gains for the fourth quarter of 2011 were $2.0 million after tax, or $.13 per share, compared to investment gains of $3.8 million, or $.26 per share, in the same quarter of 2010.  Net investment gains include, in addition to normal investment trading, both realized and unrealized gains in the company’s limited partnership investments.  In total, after tax net income of $5.5 million, or $.37 per share, was achieved for the fourth quarter of 2011 compared to after tax net income of $10.3 million, or $.69 per share, for the prior year period.

Each of the four quarters in 2011 contained significant catastrophic losses, the combination of which have resulted in annual world-wide losses with no historical precedence.  As a result, the after tax operating loss for the twelve months of $16.6 million, or $1.12 per share, compares to after tax operating income of $14.3 million, or $.97 per share, for 2010, a year which was also catastrophe impacted.  For 2011, major catastrophes resulted in approximately $43 million in after tax losses compared to $17 million in after tax major catastrophes during 2010, the differential being equal to $1.75 per share.  Including net investment losses of $11.6 million for the twelve months of 2011, an after tax loss of $28.2 million or $1.90 per share was sustained compared to net income of $25.0 million, or $1.69 per share, for the year 2010.

Premiums written by the Company’s insurance subsidiaries for the current quarter increased 12% when compared to the prior year period.  The Company’s Property and Casualty Insurance segment experienced 9% growth related to higher premium volume from fleet transportation and professional liability business.  The Company’s Reinsurance segment experienced 27% growth related to higher premium volume from new lines of casualty reinsurance.  Premiums written for the twelve months of 2011 increased by 13% compared to the prior year with growth coming from the same products mentioned for the quarter.

Net premium earned also increased by 12%, to $64.2 million, for the fourth quarter of 2011.  For the twelve months, earned premium increased 14% to $244.6 million, in line with increases in premium written.

The Company’s consolidated combined ratio for the fourth quarter was 99.5% before consideration of fee income, with the Thailand floods contributing 12 points to the ratio.  For the year, the consolidated combined ratio was 118.3%.  The impact on the annual combined ratio of major catastrophic events was 27 points.

After-tax investment income decreased 1% from the immediately preceding quarter but increased 6.5% from last year’s fourth quarter.  For the full year, after-tax investment income decreased 6.3% compared to 2010.  Average after-tax bond yields continue to decline, reflecting the continuing impact of historically low yields on maturing investments in the Company’s fixed maturity portfolio over the past year.

The combination of the company’s net income for the quarter, an improvement in net unrealized gains on the company’s invested assets less dividends of $.25 paid during the fourth quarter caused the company’s book value to increase $0.47 per share, ending at $21.49 as of December 31, 2011.  For the year, book value per share decreased $3.41, including the payment of cash dividends of $1.00 per share.

Conference Call Information:

Baldwin & Lyons, Inc. has scheduled a conference call for Thursday, February 2 at 11:00 AM ET (New York time) to discuss results for the fourth quarter ended December 31, 2011.

To participate via teleconference, investors may dial 1-888-510-1785 (U.S./Canada) or 1-719-457-2619 (International or local) at least five minutes prior to the beginning of the call.  A replay of the call will be available through February 9, 2012 by calling 1-877-870-5176 or 1-858-384-5517 and referencing passcode 6044763.

Investors and interested parties may also listen to the call via a live webcast, accessible on the company’s web site via a link at the top of the main Investor Relations page.  To participate in the webcast, please register at least fifteen minutes prior to the start of the call.  The webcast will be archived on this site until February 2, 2013.

Also available on the investor relations section of our web site are complete interim financial statements and copies of our filings with the Securities and Exchange Commission.

Financial Highlights (unaudited)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2011	2010	2011	2010

Operating revenue	$68,354	$61,850	$261,397	$232,984
Net investment gains (losses)	3,088	5,882	(17,803)	16,485

Total revenue	$71,442	$67,732	$243,594	$249,469

Operating income (loss)	$3,491	$6,427	$(16,603)	$14,300
Net investment gains (losses),
net of federal income taxes	2,007	3,823	(11,572)	10,715

Net income (loss)	$5,498	$10,250	$(28,175)	$25,015

Per share data - diluted:
Average number of shares	14,845	14,808	14,818	14,799

Operating income (loss)	$.24	$.43	$(1.12)	$.97
Net investment gains (losses)	.13	.26	(.78)	.72

Net income (loss)	$.37	$.69	$(1.90)	$1.69

Dividends paid to shareholders	$.25	$1.25	$1.00	$2.25

Annualized return on average
shareholders' equity:
Operating income (loss)	4.8%	7.6%	-5.3%	4.2%

Net income (loss)	7.5%	12.1%	-9.0%	7.4%

Consolidated combined ratio of
insurance subsidiaries (GAAP basis):
Without fee income	99.5%	90.2%	118.3%	99.0%
Including fee income	98.6%	89.0%	117.1%	97.5%

Operating income is defined as net gain before investment gains and losses,

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties.  Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.